EXECUTION COPY


                  This Amendatory Agreement is entered into as of August 21, 1996 by and between Gary L. Tessitore (the "Employee") and Spreckels Industries, Inc., a Delaware corporation d/b/a Yale International, Inc. (the "Company").

                  1. The Agreement entered into as of July 25, 1996 by and between the Employee and the Company (the "Prior Agreement") is hereby amended to the extent set forth herein and, as hereby amended, shall continue in full force and effect in accordance with its terms.

                  2. Section 1 of the Prior Agreement is hereby amended by adding immediately prior to the last sentence at the end thereof, a new sentence which reads as follows:

                  Notwithstanding anything to the contrary set forth herein, immediately upon a Change of Control (whether or not Employee is terminated) the Employee shall be entitled, in addition to any payment otherwise provided for herein, to a cash payment in the amount of $500,000.

                  3. Section 7 of the Prior Agreement is hereby amended by deleting the last sentence of subsection (a) thereof.

                  4. Section 10 of the Prior Agreement is hereby amended and restated in its entirety to read as follows:

                  10.      PARACHUTE EXCISE TAX GROSS-UP.

                           (a) If, as a result of any payment or benefit
                  provided under this Agreement or under any other plan, arrangement or other agreement, either alone or together with such other payments and benefits which the Employee receives or is then entitled to receive from the Company, the Employee becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (together with any interest and penalties thereon an "Excise Tax"), the Company shall pay the Employee an amount (the "Gross-Up Payment") sufficient to place the Employee in the same after-tax financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code. For purposes of determining whether the Employee is subject to an Excise Tax and the amount of any Gross-Up Payment, (i) any payments or benefits received by the Employee (whether pursuant to the terms hereof or pursuant to any plan, arrangement or other agreement with the Company or any entity affiliated with the Company) which payments ("Contingent Payments") are deemed to be contingent on a change described in Section 280G(b)(2)(A)(i) of the Code shall be taken into


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                  account and (ii) the Employee shall be deemed to pay federal, state and local taxes at the highest marginal applicable rates of such taxes for the calendar year in which the Gross-Up Payment is to be made, net of the maximum deduction from federal income taxes which could be obtained from deduction of any state and local taxes deemed paid by the Employee.

                           (b) The determination of whether the Employee is
                  subject to Excise Tax and the amounts of such Excise Tax and Gross-Up Payment, as well as other calculations hereunder, shall be made at the expense of the Company by Arthur Andersen, which shall provide the Employee with prompt written notice (the "Company Notice") setting forth their determinations and calculations. Within 30 days following the receipt by the Employee of the Company Notice, the Employee may notify the Company in writing (the "Employee Notice") if the Employee disagrees with such determinations or calculations, setting forth the reasons for any such disagreement. If the Company and the Employee do not resolve such disagreement within 10 business days following receipt by the Company of the Employee Notice, such dispute will be resolved in accordance with Section 11(g). The Company shall pay all reasonable expenses incurred by either party in connection with the determinations, calculations, disagreements or resolutions pursuant to this paragraph, including, but not limited to, reasonable legal, consulting or other similar fees.

                           (c) The Employee shall notify the Company in writing
                  of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30 day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                                           i) give the Company any information
                 reasonably requested by the Company relating to such claim;

                                           ii) take such action in connection
                 with contesting such claim as the Company shall reasonably request in writing from time to time,


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                 including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Employee;

                                           iii) cooperate with the Company in
                 good faith in order to effectively contest such claim; and

                                           iv) permit the Company to participate
                 in any proceedings relating to such claim;

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                  (d) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Employee is required to extend the statute of limitations to enable the Company to contest such claim, the Employee may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Employee's consent if such position or resolution could reasonably be expected to adversely affect the Employee


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         (including any other tax position of the Employee unrelated to the matters covered hereby).

                  (e) As a result of the uncertainty in the application of
         Section 4999 of the Code at the time of the initial determination by the Company hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Employee thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company (in the same fashion as set forth in Section 10(b)) shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Employee.

                  (f) If, after the receipt by Employee of an amount advanced by the Company in connection with the contest of an Excise Tax claim, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, by the amount of the Gross-Up Payment.




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                  IN WITNESS WHEREOF, each of the parties has executed this
Amendatory Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.



                                           Gary L. Tessitore


                                           Spreckels Industries, Inc.
                                           (d/b/a Yale International, Inc.)


                                            By:
                                                  Bart A. Brown
                                                     Chairman of the Board of
                                                  Directors

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